Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel L. Thomas
(919) 379-4300
October 6, 2016

FOR IMMEDIATE RELEASE

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES PRICING OF $275 MILLION

8.500% SENIOR SECURED FIRST LIEN NOTES DUE 2021

MORRISVILLE, N.C. – (October 6, 2016) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has priced its previously announced offering of senior secured first lien notes due 2021 (the “Notes”) in the aggregate principal amount of $275 million. Interest will accrue at a rate of 8.500% per annum and the issue price for the Notes will be 99.085% of their face value. The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes offering is expected to close on October 14, 2016.

Alliance One intends to use a portion of the net proceeds of the offering to repay in full all outstanding indebtedness and accrued and unpaid interest owed under its existing senior secured revolving credit facility. The Company intends to apply the remaining net proceeds of the offering for general corporate purposes, which is anticipated to result in a reduction in the amount of borrowings under its foreign seasonal lines of credit as those lines are renewed or replaced.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offer of the Notes will be made only by means of a private offering memorandum. The Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on July 12, 2016. Completion of the offering of the Notes is conditioned upon, among other things, the substantially concurrent establishment of the Company’s anticipated senior secured asset-based lending facility. It is not certain whether, and the Company can provide no assurances that, the offering of the Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond the Company’s control, including market conditions affecting senior secured asset-based lending facilities and high-yield debt market conditions.

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